Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Second Quarter 2023 Results

MURFREESBORO, Tenn. – (August 8, 2023) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and six months ended June 30, 2023.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended June 30, 2023 was $0.92 compared to $0.47 during the same period in the prior year. Net income attributable to common stockholders per diluted common share for the six months ended June 30, 2023 was $1.71 compared to $0.66 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended June 30, 2023 was $1.05 compared to $0.71 during the same period in the prior year. NAREIT FFO per diluted common share for the six months ended June 30, 2023 was $2.22 compared to $1.76 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended June 30, 2023 was $1.06 compared to $1.27 during the same period in the prior year. Normalized FFO per diluted common share for the six months ended June 30, 2023 was $2.16 compared to $2.37 during the same period in the prior year.

•Normalized FAD for the three months ended June 30, 2023 was $44.6 million compared to $56.3 million during the same period in the prior year. Normalized FAD for the six months ended June 30, 2023 was $92.3 million compared to $109.0 million during the same period in the prior year.

•Net income attributable to common stockholders, NAREIT FFO, Normalized FFO and Normalized FAD for the three and six months ended June 30, 2023 included approximately $0.7 million and $1.2 million in the repayment of previously deferred rent and related interest.

•NHI is revising its 2023 annual guidance range for Normalized FFO per share to $4.31 - $4.35 from $4.37 - $4.42 and is revising Normalized FAD to a range of $185.0 million - $186.8 million from $186.3 million - $188.9 million. The revised Normalized FFO and Normalized FAD guidance reflects higher second quarter of 2023 rent concessions, an incremental asset disposition, and increased interest rates. These items are partially offset by increased collections of deferred rent. The revised Normalized FFO guidance includes an increased range for the non-cash amortization of lease incentives.

•Results for the three months ended June 30, 2023 compared to the same period in the prior year were impacted by the following:

•During second quarter of 2022, NHI converted Bickford Senior Living (“Bickford”) to the cash basis of accounting for its four master lease agreements, and wrote off approximately $18.1 million of straight-line rents receivable and $7.1 million of lease incentives to rental income;

•Effective April 1, 2022, NHI settled the outstanding litigation against Welltower and its related affiliates that resulted in recognition of rental income of $6.9 million in previously escrowed cash and termination of the master lease for 17 legacy Holiday independent living facilities;

Exhibit 99.1
•Rental income recognized from the Company’s tenants, including the effects of straight-line lease revenue and property taxes and insurance on leased properties, increased $21.0 million primarily from reduced pandemic-related rent concessions granted of approximately $2.9 million and new investments funded since June 2022. The amortization of lease incentives, excluding the impact of Bickford, increased by $0.7 million primarily related to a $10.0 million lease incentive paid in February 2023. Included in rental income for the three months ended June 30, 2022 are the impact of the Bickford write offs and the recognition of the Holiday lease deposit discussed above;

•Interest income and other was approximately $2.8 million lower primarily due to paydowns on loans, net of new and existing loan fundings since the end of the second quarter of 2022;
•Net operating income (“NOI”) from the SHOP segment, comprised of revenues from resident fees and related services less operating expenses, totaled $2.1 million which is $0.8 million lower than the same period in the prior year;
•Interest expense increased by approximately $3.3 million primarily as the result of increased interest rates and borrowings on the unsecured revolving credit facility, offset by partial repayments of term loans;
•General and administrative expenses were approximately $0.7 million lower primarily due to decreased non-cash share-based compensation expense;
•Gains on sales of real estate, net were $11.4 million primarily associated with the disposition of three properties in the second quarter of 2023. During the second quarter of 2022, we disposed of five properties that resulted in gains of approximately $10.5 million;
•Loan and realty losses were $0.2 million for the three months ended June 30, 2023, primarily associated with real estate impairment charges on one property in the second quarter of 2023. During the second quarter of 2022, four real estate properties were impaired for a total of $4.1 million and an increase in the credit loss reserve of approximately $0.1 million.
Eric Mendelsohn, NHI President and CEO, stated, “Our second quarter results continued to reflect generally stable cash collections in the core Real Estate Investments operations and deferral repayments were slightly above expectations. We completed the sale of seven properties since the end of the first quarter and currently have just four properties held for sale. This optimization has contributed to significantly improved coverage metrics particularly in our needs-driven senior housing portfolio.”

Mr. Mendelsohn continued, “The senior housing industry continues to recover, and we experienced improved sequential occupancy gains throughout our portfolio during the second quarter and that trend continued in July. Margin pressures driven primarily by labor persist, however, and we experienced a $1.9 million decline in cash rent related to two senior housing operators in the second quarter as compared to the first quarter of 2023. Also, while our SHOP operations improved sequentially the results are still below our expectations. Notwithstanding these challenges, we remain optimistic in the recovery of the industry and expect improved results in the second half of this year.”

Mr. Mendelsohn concluded, “We anticipated that the persistent industry pressures could lead to uneven quarterly results which has been incorporated into our updated full year guidance. We are focused on near-term and long-term performance for NHI as we continue to see strong organic growth driven by improving industry fundamentals and remain in an excellent financial position to capitalize on external opportunities.”

Asset Dispositions

During the second quarter of 2023, NHI sold six properties with a net book value of approximately $28.0 million for net proceeds of approximately $39.1 million. The following table represents the real estate property dispositions within the Company’s Real Estate Investments reportable segment through June 30, 2023 ($ in thousands):

NHI Reports Second Quarter 2023 Results

August 8, 2023

Operator	Date	Properties	Asset Class	Net Proceeds	Net Real Estate Investment	Gain	Impairment[2]
BAKA Enterprises, LLC[1,3]	Q1 2023	1	ALC	$7,478	$7,505	$—	$(27)
Bickford Senior Living[1]	Q1 2023	1	ALC	2,553	1,421	1,132	—
Chancellor Senior Living[1,3]	Q2 2023	1	ALC	2,355	1,977	378	—
Milestone Retirement[1,3,4]	Q2 2023	2	ALC	3,803	3,934		(131)
Chancellor Senior Living[1,3]	Q2 2023	1	ALC	7,633	6,140	1,493	—
Milestone Retirement[1,3,4]	Q2 2023	1	ALC	1,602	1,452	150	—
Chancellor Senior Living	Q2 2023	1	ALC	23,724	14,476	9,248	—
				$49,148	$36,905	$12,401	$(158)

1 Assets were previously classified as “Assets held for sale” in the Consolidated Balance Sheet at December 31, 2022.
2 Impairments are included in “Loan and realty losses (gains)” in the Condensed Consolidated Statements of Income for the three and six months ended June 30, 2023.
3 Total impairment charges previously recognized on these properties were $13.3 million.
4 The Company provided aggregate financing of approximately $0.7 million, net of discounts, on these transactions in the form of notes receivable.

Third Quarter 2023 Dispositions

During the third quarter of 2023, NHI sold one ALF located in Oregon for approximately $2.9 million in cash consideration, net of transaction costs. The property was classified in assets held for sale on the Condensed Consolidated Balance Sheet as of June 30, 2023 with an aggregate book value of $2.3 million. Prior impairment charges recognized on the property totaled $3.1 million.

Balance Sheet and Liquidity
As of June 30, 2023, the Company had $1.1 billion in net debt including $196.0 million outstanding on its $700.0 million revolving credit facility. At July 31, 2023, NHI had $186.0 million outstanding under the $700.0 million revolving credit facility and approximately $21.8 million in cash and cash equivalents. The Company has $500.0 million available under the at-the-market program.

In June 2023, NHI entered into a two-year $200.0 million term loan agreement (the “2025 Term Loan”) with a banking syndicate that included nine lenders. The 2025 Term Loan bears interest at a variable rate which is SOFR-based with a margin determined according to our credit ratings plus a 0.10% credit spread adjustment. The Company incurred approximately $2.7 million of deferred financing cost associated with this loan. The 2025 Term Loan proceeds were used to repay a $220.0 million term loan with a maturity of September 2023 whose accrued interest on borrowings was consistent with the new 2025 Term Loan.

NHI continues to maintain a strong financial profile and reported that net debt to adjusted EBITDA was 4.6x which is within the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Jun-23	May-23	Apr-23	Mar-23	Feb-23	Jan-23	Dec-22
SLC Same-Store	9	81.7%	81.9%	83.0%	83.0%	83.4%	84.0%	83.9%
SLC	10	80.9%	81.1%	82.3%	82.1%	82.7%	83.3%	83.4%
Bickford Same-Store[1]	38	82.4%	81.5%	80.9%	81.2%	80.9%	81.8%	83.0%
Bickford[2]	39	82.7%	81.9%	81.2%	81.5%	81.2%	82.2%	83.3%
SHOP	15	75.6%	75.4%	75.4%	75.2%	75.1%	75.4%	75.5%

NHI Reports Second Quarter 2023 Results

August 8, 2023

	Properties	Nov-22	Oct-22	Sep-22	Aug-22	Jul-22	Jun-22	May-22	Apr-22
SLC Same-Store	9	83.6%	83.1%	83.0%	83.5%	83.4%	82.1%	82.4%	82.3%
SLC	10	83.3%	82.8%	82.9%	83.4%	83.4%	82.2%	82.4%	82.4%
Bickford Same-Store[1]	38	83.8%	83.9%	84.7%	84.8%	85.4%	84.5%	83.7%	83.1%
Bickford[2]	39	84.2%	84.2%	84.8%	84.4%	84.8%	83.7%	81.7%	N/A
SHOP	15	75.8%	76.0%	76.6%	76.9%	77.2%	76.2%	76.2%	77.2%

1Prior periods restated for the sale of an assisted living community in Iowa.
2 Includes a 64-unit community in Chesapeake, Virginia as of May 2022 on which NHI exercised a purchase option in the first quarter of 2023.

Assets Held for Sale & Impairments of Real Estate
At June 30, 2023, five properties in NHI’s Real Estate Investments reportable segment, with an aggregate net real estate balance of $13.2 million, were classified as assets held for sale on the Condensed Consolidated Balance Sheet. Rental income associated with assets held for sale totaled $0.6 million and $1.6 million for the three and six months ended June 30, 2023, respectively, and $0.4 million and $1.1 million for the three and six months ending June 30, 2022, respectively.

During the three and six months ended June 30, 2023, NHI recorded impairment charges of approximately $0.1 million on two properties and $0.5 million on three properties, respectively, which were sold or classified as held for sale related to the Company’s Real Estate Investments portfolio. The impairment charges are included in “Loan and realty losses (gains)” in the Condensed Consolidated Statements of Income.

2023 Guidance

The Company’s guidance range for the full year 2023, with underlying assumptions and timing of certain transactions, is set forth below:

NHI Reports Second Quarter 2023 Results

August 8, 2023

	2023 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$139.1	$141.2

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	69.2	69.2
Gains on sales (net) and impairments of real estate	(19.5)	(19.8)
NAREIT FFO	188.8	190.6
Adjustments to Normalized FFO (NFFO)
Non-cash deferred rent recognition and other	(1.7)	(1.8)
NFFO	187.1	188.8

Adjustments to Funds Available for Distribution (FAD)
Straight-line revenue (net)[1] and lease incentive amortizations	(6.1)	(6.1)
Equity method investment adjustments	(1.4)	(1.4)
Equity method investment non-refundable fees received	1.1	1.3
Non-cash share-based compensation	4.4	4.4
SHOP[1] and equity method investment recurring capital expenditures	(2.4)	(2.4)
Other [2]	2.3	2.2
FAD	$185.0	$186.8

Weighted average diluted common shares (millions)	43.4	43.4
NAREIT FFO per diluted common share	$4.35	$4.39
NFFO per diluted common share	$4.31	$4.35

[1]Net of amounts attributable to non-controlling interests
[2]Includes changes in CECL reserves and amortizations associated with debt facilities

NHI’s 2023 annual guidance includes the following assumptions:
•Continued rent concessions, asset dispositions and loan repayments throughout 2023;
•Approximately $60.6 million in investment funding for announced investments and fulfillment of existing commitments; and
•Includes continuing collection of deferred rents in line with quarterly year-to-date deferred rent collections excluding $2.5 million non-cash revenue recognition for the Bickford property acquisition in the first quarter of 2023.
•No incremental benefit from unidentified acquisitions

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, August 9, 2023, at 12:00 p.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (800) 908-8370, with the confirmation number 22027204. The live broadcast of NHI’s second quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

NHI Reports Second Quarter 2023 Results

August 8, 2023

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to common stockholders	$39,760	$21,673	$74,244	$30,073
Elimination of certain non-cash items in net income:
Real estate depreciation	17,609	17,772	35,127	36,044
Real estate depreciation related to noncontrolling interests	(395)	(388)	(791)	(598)
Gains on sales of real estate, net	(11,366)	(10,521)	(12,763)	(13,502)
Impairments of real estate	131	4,141	469	28,745
NAREIT FFO attributable to common stockholders	45,739	32,677	96,286	80,762
(Gain) loss on operations transfer, net	(20)	729	(20)	729
Portfolio transition costs, net of noncontrolling interests	—	329	—	329
Gain on note receivable payoff	—	(1,113)	—	(1,113)
Loss on early retirement of debt	73	—	73	151
Non-cash write-offs of straight-line receivable and lease incentives	—	25,208	—	27,681
Non-cash rental income	—	—	(2,500)	—
Normalized FFO attributable to common stockholders	45,792	57,830	93,839	108,539
Non-cash lease revenue adjustments, net	(2,205)	(3,092)	(4,031)	(6,369)
Non-real estate depreciation, net	110	—	200	—
Amortization of debt issuance costs and discounts, net	603	609	1,210	1,251
Adjustments related to equity method investments, net	(411)	(444)	(707)	(985)
Recurring capital expenditures, net	(344)	(235)	(813)	(340)
Equity method investment non-refundable entrance fees	216	230	455	467
Note receivable credit loss expense (benefit)	55	(47)	(701)	(123)
Non-cash share-based compensation	770	1,428	2,874	6,511
Normalized FAD attributable to common stockholders	$44,586	$56,279	$92,326	$108,951

BASIC
Weighted average common shares outstanding	43,388,753	45,708,238	43,388,748	45,779,433
NAREIT FFO attributable to common stockholders per share	$1.05	$0.71	$2.22	$1.76
Normalized FFO attributable to common stockholders per share	$1.06	$1.27	$2.16	$2.37

DILUTED
Weighted average common shares outstanding	43,388,753	45,718,538	43,390,092	45,784,771
NAREIT FFO attributable to common stockholders per share	$1.05	$0.71	$2.22	$1.76
Normalized FFO attributable to common stockholders per share	$1.06	$1.26	$2.16	$2.37

NHI Reports Second Quarter 2023 Results

August 8, 2023

The following table reconciles NOI to net income, the most directly comparable GAAP metric ($ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
NOI Reconciliations:	2023	2022	2023	2022
Net income	$39,447	$21,466	$73,630	$29,712
Gains from equity method investment	—	(273)	—	(569)
Loss on early retirement of debt	73	—	73	151
Gain on note receivable payoff	—	(1,113)	—	(1,113)
Loss on operations transfer, net	(20)	729	(20)	729
Gains on sales of real estate, net	(11,366)	(10,521)	(12,763)	(13,502)
Loan and realty losses (gains)	186	4,094	(232)	28,622
General and administrative	4,306	5,049	9,959	13,150
Franchise, excise and other taxes	258	225	441	469
Legal	174	339	297	2,166
Interest	14,194	10,862	28,221	21,060
Depreciation	17,730	17,772	35,347	36,044
Consolidated net operating income (NOI)	$64,982	$48,629	$134,953	$116,919
NOI by segment:
Real Estate Investments	$62,823	$45,650	$130,811	$113,888
SHOP	2,111	2,879	4,012	2,879
Non-Segment/Corporate	48	100	130	152
Total NOI	$64,982	$48,629	$134,953	$116,919

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Second Quarter 2023 Results

August 8, 2023

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports Second Quarter 2023 Results

August 8, 2023

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)
Revenues:
Rental income	$60,952	$39,982	$126,250	$104,541
Resident fees and services	11,793	11,992	23,493	11,992
Interest income and other	5,131	7,925	10,521	14,694
	77,876	59,899	160,264	131,227
Expenses:
Depreciation	17,730	17,772	35,347	36,044
Interest	14,194	10,862	28,221	21,060
Senior housing operating expenses	9,682	9,113	19,481	9,113
Legal	174	339	297	2,166
Franchise, excise and other taxes	258	225	441	469
General and administrative	4,306	5,049	9,959	13,150
Taxes and insurance on leased properties	3,212	2,157	5,830	5,195
Loan and realty losses (gains)	186	4,094	(232)	28,622
	49,742	49,611	99,344	115,819
Gains on sales of real estate, net	11,366	10,521	12,763	13,502
Gain (loss) on operations transfer, net	20	(729)	20	(729)
Gain on note receivable payoff	—	1,113	—	1,113
Loss on early retirement of debt	(73)	—	(73)	(151)
Gains from equity method investment	—	273	—	569
Net income	39,447	21,466	73,630	29,712
Add: net loss attributable to noncontrolling interests	332	207	633	361
Net income attributable to stockholders	39,779	21,673	74,263	30,073
Less: net income attributable to unvested restricted stock awards	(19)	—	(19)	—
Net income attributable to common stockholders	$39,760	$21,673	$74,244	$30,073

Weighted average common shares outstanding:
Basic	43,388,753	45,708,238	43,388,748	45,779,433
Diluted	43,388,753	45,718,538	43,390,092	45,784,771

Earnings per common share - basic	$0.92	$0.47	$1.71	$0.66
Earnings per common share - diluted	$0.92	$0.47	$1.71	$0.66

NHI Reports Second Quarter 2023 Results

August 8, 2023

Selected Balance Sheet Data
($ in thousands)
	June 30, 2023	December 31, 2022
	(unaudited)

Real estate properties, net	$2,135,166	$2,118,210
Mortgage and other notes receivable, net	$223,852	$233,141
Cash and cash equivalents	$17,411	$19,291
Straight-line rent receivable	$82,295	$76,895
Assets held for sale, net	$13,167	$43,302
Other assets, net	$26,604	$16,585
Debt	$1,134,815	$1,147,511
National Health Investors Stockholders' Equity	$1,268,968	$1,270,225

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;operational risks with respect to our senior housing operating portfolio (“SHOP”) structured communities; adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; inflation and increased interest rates; risks related to our ability to maintain the privacy and security of Company information; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2022 and under the heading “Risk Factors” in Item 1A in our Form 10-Q for the quarter ended June 30, 2023. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K and Form 10-Q. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.